Exhibit 10.1

May 4, 2022

Dear Mr. Colucci:

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Executive Vice President and Chief Financial Officer (EVP & CFO) of Enerpac Tool Group Corp., a Wisconsin corporation (the "Company"). This offer of employment is conditioned upon your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as EVP & CFO, you will be responsible for providing leadership and critical control of all aspects of all Enerpac’s finance functions. This position serves as a key strategic business partner to the
President and CEO, the executive leadership team and board of directors. The CFO plays an important role leading the transformation of the company, helping to drive change, and participating in operational decision making. You will report directly to Paul Sternlieb, the Company’s President and Chief Executive Officer (“CEO”).

This position will play a key role in assessing strategic priorities as well as developing and implementing the company’s strategic growth plan as a member of the Executive Team. From a functional perspective, you will be responsible for leading all aspects of the finance function, ensuring compliance with the standards required of Enerpac.  You will provide leadership and guidance on all finance disciplines, including accounting and control; financial reporting; tax & treasury; capital markets; financial planning and analysis; risk management; and information technology. You will liaise on financial matters with both internal and external stakeholders, maintaining appropriate disclosure and effective and expeditious communications, while providing strong leadership to a team of finance and accounting professionals located across the globe.

You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets, and, with the prior approval of the Board, serving on other boards of directors.

Start Date

Subject to satisfaction of all the conditions described in this letter, your anticipated start date is May 30, 2022 ("Start Date").

Base Salary

In consideration of your services, you will be paid a base salary at a rate of $475,000 per year, subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus

You will participate in the fiscal 2022 bonus program and will have an opportunity to earn a prorated (pro-rated from your Start Date through the end of fiscal year 2022) cash bonus based on the achievement of the performance objectives established by the Board for our senior executive team members. For fiscal 2022, your annual target cash bonus will be 70% of your base salary.

Equity Grants (LTI)

On your Start Date or the first open window under the Company’s insider trading policy, you will be granted an equity award of Restricted Stock Units with a grant date fair value of $120,000. The Restricted Stock Units will vest in equal annual installments over a three-year period subject to continued employment.

Your typical annual equity award will have an aggregate grant date fair value of $475,000 and will take the form of 50% Restricted Stock Units and 50% Performance Shares. The Performance Shares and Restricted Stock units are generally granted in or around October, consistent with the Company’s normal schedule for equity award grants to senior executive officers.

Each equity grant will be priced based on the closing market price of the Company’s stock on that award’s grant date and will be subject to the terms and conditions of the Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan (as amended and restated on November 9, 2020) and the specific award agreement for the grant.

Future Compensation

Adjustments for each full year of employment beginning in fiscal 2023, your salary, target bonus, and grant date fair value of any equity award will be determined by the CEO and Board in their discretion. Your next availability for a base salary merit increase will be January 2023.

Signing Bonus

You will be paid a signing bonus of $245,000. Should you voluntarily terminate (except for Good Reason as defined in the Company’s current Senior Officer Severance Plan (the “Senior Officer Severance Plan”), Article 1 – Definitions) your employment with the Company prior to the four-year anniversary of the Payment Date, you agree to repay the signing bonus per the following table:

Length of Service	Repayment Percentage
Less than 1 year	100%
Greater than 1 year but less than 2 years	75%
Greater than 2 years but less than 3 years	50%
Greater than 3 years but less than 4 years	25%

If you are obligated to repay the signing bonus, you agree to do so within 30 days following your termination. You hereby authorize the Company to immediately offset against and reduce any amounts otherwise due to you upon termination for any amounts in respect of your obligation to repay the signing bonus.  Any disputes related to this provision shall be resolved subject to Article V, “Claims and Appeals Procedure” in the Senior Officer Severance Plan.

Executive Car Allowance

Enerpac’s executive car program entitles you to a monthly vehicle allowance of $1,350 per month.  The allowance will be paid via payroll and will be subject to standard deductions.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation (20 days per calendar year, initially) in accordance with the Company’s policies in effect from time to time. You also will be entitled to the fringe benefits and perquisites available to other senior executive officers of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

Change in Control Agreement and Severance Plan

Effective on commencement of your employment you will be entitled to a Change in Control Agreement, similar in form to those in place for the Company’s other executive officers. Additionally, you will be entitled to participate in the Company’s Senior Officer Severance Plan.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Stock Ownership Requirements

As an EVP of the Company, you will be required to comply with the Company's stock ownership requirements applicable to executive officers, which require the EVP to maintain stock ownership equal in value to at least three times base salary within five years of the Start Date.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Claw Back

Any amounts payable hereunder are addressed in and, to the extent legally permitted, subject to the Enerpac Tool Group Executive Incentive Compensation Recoupment Policy (as it may be amended from time to time). The Company will make any determination for claw back or recovery in its sole discretion and in accordance with such policy and any applicable law or regulation.

Governing Law

This offer letter shall be governed by the laws of Wisconsin, without regard to any state’s conflict of law principles.

Contingent Offer

This offer is contingent upon: a) verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date, and b) completion of your background check and drug screening with results satisfactory to the Company.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.  Your employment is subject to the terms and conditions set forth in this letter, as well as final approval by the Board of Directors.

If you have any questions about the above details, please contact me. If the foregoing is acceptable, please sign below and return this letter to me. This offer is open for you to accept until May 5, 2022, at which time it will be deemed to be withdrawn.

Yours sincerely,

ENERPAC TOOL GROUP CORP.

By:  /S/ Ben Topercer
Ben Topercer, EVP & CHRO

Acceptance of Offer

I have read, understood, and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties (including the Senior Officer Severance Plan to the extent inconsistent with this letter), both written and oral, with respect to the subject matter of this letter.

By: /S/ Anthony Colucci               Date:  5/4/22
Anthony P. Colucci